Exhibit (h)

[Letterhead of Shearman & Sterling LLP]

December 3, 2004

AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309

Exchange of Optionally Convertible Equity-Linked Accreting Notes due 2032

Ladies and Gentlemen:

     We have acted as counsel to AmerUs Group Co. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, of the Schedule TO-1 (the “Schedule TO”) filed with the Commission on November 16, 2004, File No. 5-80153, and the Amendment No. 1 to the Schedule TO filed on the date hereof (the “Amendment”). The Schedule TO relates to the offer by the Company to issue and exchange up to $185,000,000 aggregate original principal amount of its new Optionally Convertible Equity-Linked Accreting Notes (the “New OCEANs”) and an exchange fee for all of its outstanding Optionally Convertible Equity-Linked Accreting Notes that are validly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offering Circular, dated November 16, 2004 (as amended and supplemented from time to time, the “Offering Circular”). The New OCEANs are described in the Offering Circular. The New OCEANs will be issued under the form of indenture, between the Company and BNY Midwest Trust Company, as trustee (the “Indenture”), filed as Exhibit T3C to the Form T-3 filed with the Commission on November 16, 2004.

     In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Offering Circular, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     We have reviewed the statements set forth in the Offering Circular under the captions “Summary – The Exchange Offer – Tax Consequences” and “Material U.S. Federal Income Tax Considerations,” and hereby advise you that such statements, to the extent they constitute matters of law or legal conclusions with respect thereto, represent the opinion of Shearman & Sterling LLP as to U.S. federal income tax matters.

AmerUs Group Co.	2	December 3, 2004

     We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Amendment and to the use of our name under the headings “Summary—The Exchange Offer—Tax Consequences” and “Material U.S. Federal Income Tax Considerations” in the Offering Circular. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP